Exhibit 10.3

AMENDMENT NO. 1

TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “Amendment”) between Pacific Drilling Manpower, Inc., a Delaware corporation (the “Company”) and Bernie G. Wolford, Jr. (“Employee”) is dated effective as of August 25, 2020 (the “Amendment Date”).

RECITALS:

A.        The Company and Employee entered into an Employment Agreement, dated effective as of November 19, 2018, which was subsequently modified by that certain letter agreement dated April 1, 2020 (as so modified, the “Agreement”). Capitalized terms used but not defined herein shall have the meaning given in the Agreement.

B         The Parties desire to amend the Agreement as of the Amendment Date to provide additional severance protections to Employee and make certain other changes as set forth herein.

NOW THEREFORE, in consideration of Employee’s continued employment and for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree to amend the Agreement as follows:

1.         As used in the Agreement and this Amendment, the term “Parent” shall refer to the ultimate parent entity of the Company, which may include as applicable Pacific Drilling S.A., a limited liability company (société anonyme) organized under the laws of Luxembourg, having its registered office located at 8-10 Avenue de la Gare, L-1610 Luxembourg, and registered with the Luxembourg register of commerce and companies under number B 159658, organized under the laws of Luxembourg (“PDSA”) or Pacific Drilling Company Limited, an entity established under the laws of the Cayman Islands, unless in the future a separate entity beneficially owns greater than 50% of the common stock of the Company, at which point such entity shall also be considered a “Parent.”

2.         Effective August 20, 2020, Employee and the Company entered into a letter agreement providing for the payment of retention and incentive bonus awards to Employee, subject to certain conditions, including Employee’s agreement that such awards are in lieu of his right to receive any award under the Company’s annual cash incentive program for 2020. The Parties agree that Employee’s waiver of his right to receive an annual cash incentive award for 2020 will not impact the calculation of any severance payments that may become due under the Agreement, and any references to the “target value of Employee’s Annual Bonus” for 2020 in the Agreement and this Amendment shall refer to Employee’s target value approved by the PDSA Board of Directors on March 10, 2020. Employee further agrees that the elimination of his right to receive an annual cash incentive award for 2020 does not constitute Good Reason under the Agreement.

3.         Section 5(c)(iii) is amended to revise the definition of “Good Reason” to remove limitations on Employee’s asserting Good Reason during the Protection Period, and shall read in its entirety as follows:

(iii)         a material and adverse change to, or a material reduction of, Employee’s duties and responsibilities to the Company or the Parent; or

4.         Section 5(d) of the Agreement is amended to revise the definition of “Disability” to be consistent with the definition of such term used in other agreements between the Company and its officers, and shall read in its entirety as follows:

(d)        Death or Disability. Upon the death or Disability of Employee, Employee’s employment with Company shall terminate. For purposes of this Agreement, a “Disability” shall exist if the Employee is rendered incapable of satisfactorily discharging his duties and responsibilities to the Company because of physical or mental illness, and either (i) Employee becomes eligible to receive benefits under the Company's long-term disability plan as in effect on the date of termination, or (ii) if the Company has no long-term disability plan in effect during such period, Employee is rendered incapable of performing his duties: (A) with or without reasonable accommodation; (B) with no return date; and/or (C) the period of incapacitation cannot be reasonably accommodated.

5.         Section 6(a) of the Agreement is amended to clarify language, and shall read in its entirety as follows:

(a)       For Cause; Other than for Good Reason. If Employee’s employment is terminated during the Employment Period (i) by the Company for Cause pursuant to Section 5(a) or (ii) by Employee other than for Good Reason pursuant to Section 5(e), then Employee shall be entitled to all earned but unused vacation and unpaid Base Salary earned by Employee through the date that Employee’s employment terminates (the “Termination Date”) and, subject to the terms and conditions of any benefit plans in which he may participate at the time of such termination, any post-employment benefits available pursuant to the terms of those plans; however, Employee shall not be entitled to any additional amounts or benefits as the result of such termination of employment.

6.         Section 6(b) of the Agreement is amended to revise the method of calculating the severance payments due under the Agreement and the duration of the Protection Period, and shall read in its entirety as follows:

(b)       Without Cause; For Good Reason.

(i)       In addition to the amounts in Section 6(a), subject to Section 6(g) below, Employee shall be entitled to certain severance consideration described below, payable at the times and in the form set forth in Section 6(f) below, if Employee’s employment is terminated during the Employment Period (x) by the Company without Cause pursuant to Section 5(b) or (y) by Employee for Good Reason pursuant to Section 5(c), the Company shall provide Employee with a severance payment in an amount equal to (A) $4,000,000 if such termination occurs prior to January 1, 2021 (the “Enhanced Payment”) (unless such termination occurs during the Protection Period as defined below) or (B) if such termination occurs on or after January 1, 2021 the sum of (1) two (2) times the sum of (i) the greater of Employee’s Base Salary as in effect immediately prior to the Termination Date or Employee’s Base Salary as of March 31, 2020 and (ii) the target value of Employee’s Annual Bonus for the Bonus Year during which such termination occurs in accordance with Section 3(b), and (2) an amount equal to the product of (i) the target value of Employee’s Annual Bonus for the Bonus Year during which such termination occurs in accordance with Section 3(b) and (ii) the fraction derived (expressed as a decimal) by dividing the number of days in the year of termination that preceded the Termination Date by 365, and (3) an amount equal to the sum of the Company contributions that would be made for 24 months of group life, long-term disability and health insurance benefits (collectively, the “Group Benefits”) calculated based on monthly Company contributions as of the Termination Date with respect to coverage that was provided to Employee and his dependents as of such date (the amount set forth in clause (A) or (B), the “Severance Payment”).

(ii)        Notwithstanding the foregoing, subject to Section 6(g) below and payable at the times and in the form set forth in Section 6(f) below, if Employee’s employment is terminated during the Employment Period (x) by the Company without Cause pursuant to Section 5(b) or (y) by Employee for Good Reason pursuant to Section 5(c), in each case, during the Protection Period (as defined below), in lieu of providing the amounts due in Section 6(b)(i), the Company shall provide Employee with a severance payment in an amount equal to the sum of (A) two and a half (2.5) times the sum of (1) the greater of Employee’s Base Salary as in effect immediately prior to the Termination Date or Employee’s Base Salary as of March 31, 2020 and (2) the target value of Employee’s Annual Bonus for the Bonus Year during which such termination occurs in accordance with Section 3(b), and (B) an amount equal to the sum of the Company contributions that would be made for 30 months of Group Benefits calculated based on monthly Company contributions as of the Termination Date with respect to coverage that was provided to Employee and his dependents as of such date (the “CIC Severance Payment”), (and for the avoidance of doubt if such termination is prior to January 1, 2021 then the CIC Severance Payment shall apply and not the Enhanced Payment). For purposes of this Agreement, “Protection Period” is the period of time during the Employment Period beginning on the date of a Change of Control and continuing through the date that is 18 months thereafter.

(iii)       Notwithstanding any other provision of this Agreement, Employee’s employment shall be deemed to have been terminated during the Protection Period following a Change of Control by the Company without Cause or by the Executive for Good Reason, if:

(A)         Employee’s employment is terminated by the Company without Cause or by Employee for Good Reason and such termination without Cause or the act, circumstance or event which constitutes Good Reason occurred after either: (i) the Company has signed a letter of intent or an agreement with respect to a transaction that if consummated would result in a Change of Control, or (ii) a public announcement is made of a proposed transaction that if consummated would result in a Change of Control, or

(B)         Employee’s employment is terminated by the Company without Cause or by Employee for Good Reason and on or before the earlier of the date that is six months following the Termination Date or March 10th of the calendar year following the Termination Date: (i) a Change of Control occurs, (ii) the Company signs a letter of intent or agreement with respect to a transaction that if consummated would result in a Change of Control, or (iii) a public announcement is made of a proposed transaction that if consummated would result in a Change of Control.

If the conditions of Section 6(b)(iii)(A) are met as of the Termination Date, Employee shall be entitled to the payments and benefits provided under and as set forth in Section 6(b)(ii) in lieu of the payments and benefits provided under Section 6(b)(i). If the conditions of Section 6(b)(iii)(B) are met, Employee shall be entitled to the payments and benefits provided under Section 6(b)(ii), less any payments and benefits previously received by the Executive or due under Section 6(b)(i), and any such additional payments shall be paid to Employee as soon as practicable following the applicable triggering event set forth in Section 6(b)(iii)(B), but in no event later than March 15th of the calendar year following the Termination Date, provided the condition in Section 6(g) was previously satisfied.

7.         Section 6(c) of the Agreement is amended to clarify language, and shall read in its entirety as follows:

(c)          Death or Disability. If Employee’s employment is terminated during the Employment Period due to Employee’s death or Disability pursuant to Section 5(d), then Employee shall be entitled to all earned but unpaid vacation and unpaid Base Salary earned by Employee through the Termination Date and, subject to the terms and conditions of any benefit plans in which he may participate at the time of such termination, any post-employment benefits available pursuant to the terms of those plans; however, Employee shall not be entitled to any additional amounts or benefits under this Agreement as the result of such termination of employment.

8.         Section 6(d) of the Agreement is amended to provide for accelerated vesting and retention of certain long-term incentive awards in connection with certain terminations of employment, and shall read in its entirety as follows:

(d)          Acceleration of Long-Term Incentive Awards. Subject to Section 6(g) below, if Employee’s employment is terminated during the Employment Period (i) by the Company without Cause pursuant to Section 5(b) or (ii) by Employee for Good Reason pursuant to Section 5(c), any long-term incentive awards, including but not limited to stock options, restricted stock, restricted stock units or long-term cash awards granted to the Executive by the Company or Parent

(collectively, the “LTI Awards”) outstanding as of the Termination Date will be treated as follows:

(i)           vesting will accelerate for any LTI Awards that vest solely based on the passage of time (as opposed to performance) and that were scheduled to vest by their terms within one year following the Termination Date; provided however, that if such termination occurs during the Protection Period, vesting will accelerate for all LTI Awards that vest solely based on the passage of time; provided further, however, that payment of any such awards shall not be accelerated unless permitted under Section 409A, if applicable, and

(ii)          for LTI Awards that vest based on performance, if the performance period for such award will end within one year following the Termination Date, such award will not be forfeited but will remain outstanding and vest in accordance with its terms following the end of the performance period based on the level of achievement of the applicable performance goals; provided, however, that if such termination happens during the Protection Period, all LTI Awards that vest based on performance shall vest at the target level; provided further, however, that payment of any such awards shall not be accelerated unless permitted under Section 409A, if applicable.

To the extent this Section 6(d) changes the terms of any such LTI Awards held by Employee now or in the future in a manner that is beneficial to Employee, this Section 6(d) shall be deemed to be an amendment to the agreement between the Company or Parent and the Executive setting forth the terms of such awards and shall form a part of such agreement.

9.         Section 6(e) of the Agreement is deleted in its entirety and replaced with “[Intentionally Omitted.]”

10.       Section 6(f) of the Agreement is amended to include a reference to the timing of the acceleration of the LTI Awards, and shall read in its entirety as follows:

(f)           Payment Timing. Payment of the Severance Payment or the CIC Severance Payment (individually, as applicable, the “Cash Severance Payment”), as applicable, shall be divided into substantially equal installments and paid in accordance with the Company’s normal payroll procedures over a 18-month period for the Severance Payment, provided that if the Enhanced Payment is made then the period shall be 24 months rather than 18, and a 24-month period for the CIC Severance Payment, in each case, following the Termination Date; provided, however, that (i) the first installment of the Cash Severance Payment shall be paid and the acceleration of the LTI Awards provided for under Section 6(d) shall be effective on the Company’s first regularly scheduled pay date that is on or after the date that is sixty (60) days after the Termination Date, the Company shall pay to Employee, without interest, a number of such installments equal to the number of such installments that would have been paid during the period beginning on the Termination Date and ending on the Company’s first regularly scheduled pay date that is on or after the date that is sixty (60) days after the Termination Date had the installments been paid on a monthly basis commencing on the Company’s first regularly scheduled pay date coincident with or next following the Termination Date, and each of the remaining installments shall be paid on a monthly basis thereafter, (ii) to the extent, if any, that the aggregate amount of the installments of the Cash Severance Payment that would otherwise be paid pursuant to the preceding provisions of this Section 6(f) after March 15 of the calendar year following the calendar year in which the Termination Date occurs (the “Applicable March 15”) exceeds the maximum exemption amount under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A), then such excess shall be paid to Employee in a lump sum on the Applicable March 15 (or the first business day preceding the Applicable March 15 if the Applicable March 15 is not a business day) and the installments of the Cash Severance Payment payable after the Applicable March 15 shall be reduced by such excess (beginning with the installment first payable after the Applicable March 15 and continuing with the next succeeding installment until the aggregate reduction equals such excess), and (iii) all remaining installments of the Cash Severance Payment, if any, that would otherwise be paid pursuant to the preceding provisions of this Section 6(f) after December 31 of the calendar year following the calendar year in which the Termination Date occurs shall be paid with the installment of the Cash Severance Payment, if any, due in December of the calendar year following the calendar year in which the Termination Date occurs.

11.       Section 6(i) of the Agreement is amended to revise the definition of “Change of Control,” and shall read in its entirety as follows:

(i)         Change of Control Definition. (i) As used herein, “Change of Control” means (capitalized terms not otherwise defined will have the meanings ascribed to them in paragraph (ii) below):

(A)       the acquisition by any Person together with all Affiliates of such Person, of Beneficial Ownership of more than 50% of the outstanding Shares, or more than 50% of the combined voting power of the Parent’s then outstanding securities; provided, however, that for purposes of this paragraph (i)(A), the following will not constitute a Change of Control:

(1)        any acquisition (other than a “Business Combination,” as defined below, that constitutes a Change of Control under paragraph (i)(B) hereof) of Shares directly from the Parent,

(2)        any acquisition of Shares by the Parent or its subsidiaries,

(3)        any acquisition of Shares by any employee benefit plan (or related trust) sponsored or maintained by the Parent or any corporation or other entity controlled by the Parent, or

(4)        any acquisition of Shares pursuant to a Business Combination that does not constitute a Change of Control under paragraph (i)(B) hereof; or

(B)       the consummation of a reorganization, merger, consolidation, conversion, or statutory share exchange (including a merger or consolidation of the Parent or any direct or indirect subsidiary of the Parent), or sale or other disposition of all or substantially all of the assets of the Parent (a “Business Combination”), in each case, unless, immediately following such Business Combination, all of the following conditions exist:

(1)        the individuals and entities who were the Beneficial Owners of the Parent Voting Stock immediately prior to such Business Combination have direct or indirect Beneficial Ownership of more than 50% of the then outstanding shares of common stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the Post-Transaction Corporation, and

(2)        no Person together with all Affiliates of such Person (excluding the Parent and any employee benefit plan or related trust of the Post-Transaction Corporation or any subsidiary of the Parent, the Post-Transaction Corporation or any subsidiary of either), Beneficially Owns 50% or more of the then outstanding shares of common stock of the Post-Transaction Corporation or 50% or more of the combined voting power of the then outstanding voting securities of such corporation (provided that for purposes of this paragraph (i)(B)(2), if prior to the Business Combination a Person with its Affiliates owns more than 50%, then references to 50% shall refer to such higher percentage), and

(3)        at least a majority of the members of the board of directors of the Post-Transaction Corporation were members of the Board at the time of the Board’s execution of the initial agreement approving the Business Combination (or approved by a majority of the members of the Board at the time of such initial agreement), or

(C)       individuals who, as of the Amendment Date, constitute the Board of the Parent (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a director after the Amendment Date through either (i) an election by the Incumbent Board to fill a vacancy, or (ii) an election by the Parent’s shareholders following a nomination of such individual by the vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered a member of the Incumbent Board, unless such individual’s initial assumption of office is a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board, or

(D)       approval by the shareholders of the Parent of a complete liquidation or dissolution of the Parent.

(ii)       As used in this definition of Change of Control, the following terms have the meanings indicated:

(A)       “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another specified Person.

(B)       “Beneficial Owner” (and variants thereof), with respect to a security, means a Person who, directly or indirectly (through any contract, understanding, relationship or otherwise), has or shares (1) the power to vote, or direct the voting of, the security, and/or (2) the power to dispose of, or to direct the disposition of, the security.

(C)       “Parent Voting Stock” or “Shares” means any capital stock of the Parent that is then entitled to vote for the election of directors.

(D)       “Person” means a natural person or entity, and will also mean the group or syndicate created when two or more Persons act as a syndicate or other group (including without limitation a partnership, limited partnership, joint venture or other joint undertaking) for the purpose of acquiring, holding, voting or disposing of a security, except that “Person” will not include an underwriter temporarily holding a security pursuant to an offering of the security.

(E)        “Post-Transaction Corporation” means (1) unless a Change of Control includes a Business Combination, the Parent after the Change of Control; or (2) if a Change of Control includes a Business Combination, the corporation resulting from the Business Combination unless, as a result of such Business Combination, an ultimate parent corporation controls the Parent or all or substantially all of the Parent’s assets either directly or indirectly, in which case, “Post-Transaction Corporation” shall mean such ultimate parent corporation.

12.       Section 7(b)(i) is amended to revise the parameters of the non-competition covenant, and shall read in its entirety as follows:

(i)           engage in or participate within the Market Area (as defined below) in competition with any member of the Company Group in any aspect of the Business (as defined below), which prohibition shall prevent Employee from directly or indirectly owning, managing, operating, joining, becoming an officer, director, employee or consultant of, or loaning money to, or selling or leasing equipment or real estate to or otherwise being affiliated with any person or entity engaged in, or planning to engage in, the Business in the Market Area; or

13.       Section 7(j)(v) of the Agreement is amended to add additional territories to the definition of “Market Area,” and shall read in its entirety as follows:

(v)          “Market Area” shall mean states of Texas, Mississippi, Alabama, and Louisiana, the countries of Ghana, Mauritania, Nigeria and Brazil, and any additional areas in which the Company expands its operations or creates plans to expand its operations with such areas added to Exhibit B hereof from time to time and provided to Employee.

14.       Section 8(a) of the Agreement is amended to change the applicable state for purposes of dispute resolution to the state of Texas, and shall read on its entirety as follows:

(a)          Each Party irrevocably agrees for the exclusive benefit of the other that any and all suits, actions or proceedings relating to this Agreement (a “Proceeding”) shall be maintained in either the courts of the State of Texas or the federal District Courts sitting in Houston, Texas (collectively, the “Chosen Courts”) and that the Chosen Courts shall have exclusive jurisdiction to hear and determine or settle any such Proceeding and that any such Proceedings shall only be brought in the Chosen Courts. Each Party irrevocably waives any objection that it may have now or hereafter to the laying of the venue of any Proceedings in the Chosen Courts and any claim that any Proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Proceeding brought in the Chosen Courts shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction. Each of the Parties hereto irrevocably and unconditionally agrees that (i) to the extent such party is not otherwise subject to service of process in the State of Texas, it will appoint (and maintain an agreement with respect to) an agent in the State of Texas as such party’s agent for acceptance of legal process and notify the other party hereto of the name and address of said agent, (ii) service of process may also be made on such party by pre-paid certified mail with a validated proof of mailing receipt constituting evidence of valid service sent to such party at the address set forth in Section 17 of this Agreement, as such address may be changed from time to time pursuant hereto, and (iii) service made pursuant to clause (i) or (ii) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Texas.

15.       Section 13 of the Agreement is amended to change the applicable state law to Texas, and shall read in its entirety as follows:

13.       Applicable Law. This Agreement shall in all respects be construed according to the laws of the State of Texas without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction.

16.       Section 20 of the Agreement, related to excise tax determinations, is amended to add procedural requirements regarding the calculation of such excise taxes, and shall read in its entirety as follows:

20.       Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if Employee is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Employee has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (i) reduced (but not below zero) so that the present value of such total amounts and benefits received by Employee from the Company or any of its affiliates shall be one dollar ($1.00) less than three times Employee’s “base amount” (as defined in

Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Employee shall be subject to the excise tax imposed by Section 4999 of the Code or (ii) paid in full, whichever produces the better net after-tax position to Employee (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. All determinations required to be made under this Section 20 shall be made by the accounting firm that was the Parent's independent auditor prior to the Change of Control or any other third party acceptable to Employee and the Company (the "Accounting Firm"). The Accounting Firm shall provide detailed supporting calculations both to the Company and Employee. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Absent manifest error, any determination by the Accounting Firm shall be binding upon the Company and Employee. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company or any of its affiliates used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Employee’s base amount, then Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 20 shall require the Company Group to be responsible for, or have any liability or obligation with respect to, Employee’s excise tax liabilities under Section 4999 of the Code.

17.       Parent previously guaranteed certain of the Company’s obligations under the Agreement, and the Company and Employee hereby release Parent from this guarantee, which will no longer be of any force and effect under the Agreement, and Section 26 of the Agreement is deleted in its entirety.

18.       This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

19.       All terms and provisions of the Agreement not amended hereby, either expressly or by necessary implication, shall remain in full force and effect. From and after the Amendment Date, all references to the term “Agreement” in this Amendment or the original Agreement shall include the terms contained in this Amendment.

IN WITNESS WHEREOF, Employee and the Company each have executed this Agreement to be effective as of the Amendment Date.

EMPLOYEE

Bernie G. Wolford, Jr.

PACIFIC DRILLING MANPOWER, INC.

By:
Name:	Amy Roddy
Title:	Senior Vice President, Corporate Services